As filed with the Securities and Exchange Commission on March 28, 2022

Registration No. 333-258748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Evolv Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	84-4473840

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 Totten Pond Road, 4th Floor

Waltham, Massachusetts 02451

(781) 374-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Pyenson

General Counsel

500 Totten Pond Road, 4th Floor

Waltham, Massachusetts 02451

(781) 374-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Stephen W. Ranere

Erika L. Weinberg

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 948-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Evolv Technologies Holdings, Inc. (File No. 333-258748), initially filed on August 12, 2021 and declared effective by the Securities and Exchange Commission on September 3, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of PricewaterhouseCoopers LLP with respect to its report dated March 28, 2022 relating to the financial statements of Evolv Technologies Holdings, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and included in the Prospectus Supplement No. 6 dated March 28, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

23.1*	Consent of PricewaterhouseCoopers LLP (with respect to Evolv Technologies Holdings, Inc. consolidated financial statements).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 28th day of March, 2022.

EVOLV TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Peter George
Peter George
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Peter George	President, Chief Executive Officer and Director (principal executive officer)	March 28, 2022
Peter George

/s/ Mario Ramos	Chief Financial Officer (principal financial officer and principal	March 28, 2022
Mario Ramos	accounting officer) and Chief Risk Officer

*	Chairman of the Board	March 28, 2022
Alan Cohen

*	Director	March 28, 2022
Kevin Charlton

*	Director	March 28, 2022
Michael Ellenbogen

*	Director	March 28, 2022
Neil Glat

*	Director	March 28, 2022
David Orfao

*	Director	March 28, 2022
Merline Saintil

	Director	March 28, 2022
John Kedzierski

*	Director	March 28, 2022
Kimberly Sheehy

*	Director	March 28, 2022
Mark Sullivan

*	Director	March 28, 2022
Bilal Zuberi

*By:	/s/ Peter George
Peter George
Attorney-in-Fact